Exhibit 10.1
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is made as of _______ (the "Effective Date") by and among Liberty Latin America, Ltd., a Bermuda limited liability company, (the "Parent"), LiLAC Communications Inc., a Delaware company (the "Company") and ____________ (the "Executive") (the Parent, the Company and the Executive collectively, the "Parties", and each individually referred to as a "Party").

WHEREAS, the Company desires to employ the Executive as ______________; and

WHEREAS, the Parties desire to enter into this Agreement to secure the Executive's employment during the term hereof, on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I DEFINITIONS
Section 1.1    Defined Terms. As used in this Agreement, the following terms have the following meanings:

"Board" means the Board of Directors of the Parent.

"Cause" means a determination in good faith by the Company that the Executive (a) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of the Executive's duties with respect to the Parent, the Company or any of their subsidiaries, (b) has refused without proper legal reason to perform the Executive's duties and responsibilities to the Company or any of its subsidiaries, (c) has materially breached any provision of this Agreement or any material written agreement or corporate policy or code of conduct established by the Parent, the Company or any of their subsidiaries (and as may be amended from time to time), (d) has engaged in conduct that is materially injurious to the Parent, the Company or any of their subsidiaries, (e) has disclosed without specific authorization from the Company material Confidential Information (as defined in Section 6.3(a)), (t) has committed an act of theft, fraud, embezzlement, misappropriation or breach of a fiduciary duty to the Parent, the Company or any of their subsidiaries, (g) has been indicted for a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a jurisdiction outside the U.S.), or (h) has, directly or indirectly (through a failure to put in place and enforce appropriate compliance controls and procedures), violated, or there appears to be, after due inquiry, a reasonable basis to conclude that the Executive has violated, the Foreign Corrupt Practices Act of 1977, as amended, and/or other similar applicable laws, in any material respect.

"Class A Shares" means the Parent's Class A shares.

"Class C Shares" means the Parent's Class C shares.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company Entity" means the Parent, the Company and/or any of their subsidiaries or other affiliates.

"Compensation Committee" means the Compensation Committee of the Board.

"Date of Termination" means the date specified in the Notice of Termination relating to termination of the Executive's employment with the Company; provided, that the Company may require an earlier Date of Termination than the date specified by the Executive in a Notice of Termination delivered pursuant to Section 4.2.
"Denver Metro Area" means the Denver-Aurora, CO combined statistical area as defined by the U.S. Office of Management and Budget.

"Disability" means that the Executive meets the requirements for disability benefits under the Company's long-term disability plan.

"Good Reason" means any of the following events that occur without the Executive's prior written consent: (a) the assignment to the Executive of any duties materially inconsistent with the Executive's position, authority, duties or responsibilities, or any other action by the Company that results in a material diminution in the Executive's position, authority, duties or responsibilities (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith); (b) any material breach of this Agreement by the Company; (c) a reduction in Base Salary or target Annual Bonus under Article III, as each may be increased from time to time; or (d) relocation of Executive's principal place of employment from the Denver Metro Area.
In order for a termination to be considered for "Good Reason," (i) the Executive must provide written notice to the Company of the existence of the condition(s) the Executive claims constitutes Good Reason within 30 days of the initial existence, or if later, the Executive's actual good faith knowledge of the condition(s), (ii) the Company shall have 30 days after such notice is given (the "Cure Period") during which to remedy the condition(s) to the extent that such condition(s) is reasonably curable, and, if not so cured, and (iii) the Executive must actually terminate employment within 30 days of the expiration of the Cure Period.
"Grant Award Agreements" means collectively and individually any one of the equity grant agreements in the form established by the Company or the Parent, as the case may be, awarding equity grants to senior management personnel, including the Executive.

"Incentive Plan" means the Liberty Latin America 2018 Incentive Plan, as may be amended from time to time, or a successor plan.

"Notice of Termination" means a written notice delivered by the Company or the Executive to the other party in accordance with Section 8.9 indicating the specific termination provision in this Agreement relied upon for termination of the Executive's employment and the Date of Termination that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

Section 1.2    Other Interpretive Provisions.
(a)    Capitalized terms are used as defined in this Agreement, unless otherwise indicated.

(b)    The name assigned to this Agreement and headings and captions of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to "include," "includes" and "including" shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations. Any reference to a Section of the Code shall be deemed to include any successor to such Section.

ARTICLE II EMPLOYMENT & DUTIES

Section 2.1 Title and Location. The Company hereby employs the Executive, and the Executive agrees to serve the Parent as ______________ of the Company and of the Parent, on the terms and conditions hereinafter set forth, with the location of employment to be principally Denver, Colorado.

Section 2.2 Employment Period. The Executive's employment by the Company pursuant to this Agreement will commence on the Effective Date and will continue until terminated pursuant to Article IV (the "Employment Period").

Section 2.3 Duties; Other Interests.

(a)Reporting. The Executive shall report directly to the President and CEO of the Parent (the "CEO").
(b)Duties. The Executive agrees to serve in the positions referred to in Section 2.1 and to perform diligently, faithfully and to the best of the Executive's abilities the usual and customary duties and services appertaining to such positions, as well as such additional duties and services appropriate to such positions which the Parent, the Company and the Executive mutually may agree upon from time to time or which the CEO may lawfully direct. The Executive's employment shall also be subject to the policies maintained and established by the Parent and/or the Company that are of general applicability to the Parent's and/or the Company's employees, as such policies may be amended from time to time, including without limitation all relevant Codes of Conduct.
(c)Business Time. As provided in Section 6.1, the Executive will, while employed, devote substantially all of the Executive's business time and attention to the Executive's duties and responsibilities for the Parent and the Company. Notwithstanding the foregoing, the Executive may engage in personal business and non-profit activities that in no manner conflict with his ability to fulfill his duties to the Parent and the Company.
(d)Fiduciary Duties. The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of the Parent and the Company and to do no act that would materially injure the business, interests, or reputation of the Parent and the Company or any of their affiliates. In keeping with these duties, the Executive shall make full disclosure to the Parent of all business opportunities pertaining to the Parent's and the Company's business and shall not appropriate for the Executive's own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE III COMPENSATION & BENEFITS
Section 3.1 Compensation.
(a)Base Salary. During the Employment Period, the Company shall pay the Executive a base salary (the "Base Salary"), to be paid on the same payroll cycle as other U.S.-based executive officers of the Company, at an annual rate of _______ Dollars ($______). The Base Salary will be reviewed annually and may be adjusted upward (but not downward) by the CEO and the Compensation Committee in its discretion.
(b)Annual Bonus. For each calendar year ending during the Employment Period, the Executive will be eligible to earn a bonus (the "Annual Bonus"), provided that the Executive remains employed with a Company Entity through the payment date for such Annual Bonus (except as otherwise provided herein). The Executive's target Annual Bonus opportunity for calendar year 2019 is $_______ ($______). The target Annual Bonus will be reviewed annually and for calendar years after 2019 may be adjusted by the Compensation Committee in its discretion. No portion of the Annual Bonus is guaranteed. The Annual Bonus shall be subject to the terms and conditions established by the Compensation Committee with respect to the Parent's annual incentive program, including any recoupment provision, and shall be paid in the calendar year following the year of performance in the same manner as for other U.S. employees.

(c)Annual Equity Awards. The Executive shall be granted annual equity awards under the terms of the Incentive Plan and the implementing award agreements in each calendar year during the Employment Period, conditioned upon the Executive being employed by a Company Entity on the applicable grant date (the "Annual Equity Grant"). For calendar year 2019, the Annual Equity Grant shall have a target equity value of $_______ ($______) (the "Annual Grant Value"). The target Annual Grant Value will be reviewed annually and may be adjusted by the Compensation Committee in its sole discretion. The Annual Equity Grant shall be granted in the form, at the same time and on otherwise substantially the same terms and conditions as annual equity grants are made to the Parent's other senior executive officers (pursuant to a grant award agreement in respect thereof to be established by the Parent).

Section 3.2 Withholding. The Company and the Parent will have the right to withhold from payments otherwise due and owing to the Executive, an amount sufficient to satisfy any federal, state, and/or local income and payroll taxes, any amount required to be deducted under any employee benefit plan in which the Executive participates or as required to satisfy any valid lien or court order.
Section 3.3 Employee Benefits. During the Employment Period, the Executive shall have the opportunity to participate in all U.S.-based employee benefit plans and arrangements sponsored or maintained by the Company for the benefit of its senior executive group based in Denver, Colorado including without limitation, all group insurance plans (term life, medical and disability) and retirement plans, subject to the terms and conditions of such plans. The Executive shall be entitled to vacation leave that is consistent with the vacation policy for U.S.-based senior executive personnel in Denver, Colorado.

Section 3.5 Business Expenses. The Executive shall be reimbursed for all reasonable expenses incurred by the Executive in the discharge of the Executive's duties, subject to and in accordance with the Company's practices and policies for its senior executives.
ARTICLE IV TERMINATION
Section 4.1 Company's Right to Terminate. This is an at-will employment agreement. The Parent or the Company may terminate the Executive's employment under this Agreement with or without Cause at any time by providing the Executive with a Notice of Termination, which in the case of a termination without Cause shall have an effective date not less than thirty

(30)	days after delivery of such Notice of Termination.

Section 4.2 The Executive's Right to Terminate. The Executive may terminate the Executive's employment under this Agreement for any reason whatsoever, by providing the Company with a Notice of Termination, with an effective date not less than ninety (90) days after delivery of such Notice of Termination, unless such termination is effected with Good Reason, in which case the notice shall comply with the timing specified in the definition of Good Reason.

Section 4.3 Death; Disability. If not terminated earlier, the Executive's employment under this Agreement shall terminate upon the date of the Executive's death during his employment or upon the date specified in a Notice of Termination upon the Executive's Disability.

Section 4.4 Deemed Resignations. Unless otherwise agreed by the Parent and the Company in writing prior to the termination of the Executive's employment, any termination of the Executive's employment will constitute an automatic resignation of the Executive as an officer, board member or any other position with the Parent, the Company or any of their affiliates. The Executive agrees to execute and deliver all documents reasonably requested by the Parent in connection therewith.

ARTICLEV
EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

Section 5.1    Effect of Termination of Employment on Compensation.
(a)    Benefit Obligation and Accrued Obligation Defined. For purposes of this Agreement, payment of the "Benefit Obligation" shall mean payment by the Company to the Executive (or the Executive's designated beneficiary or legal representative, as applicable), in accordance with the terms of this Agreement or the applicable plan document, of all vested benefits to which he is entitled under the terms of the employee benefit plans and compensation arrangements in which the Executive is a participant as of the Date of Termination. "Accrued Obligation" means the sum of (1) the Executive's Base Salary through the Date of Termination and (2) any incurred but unreimbursed expenses for which the Executive is entitled to reimbursement m accordance with Company policies, in each case, to the extent not theretofore paid.

(b)    Termination by the Company without Cause; Termination by the Executive with Good Reason; Disability. Subject to Section 5.l(e), if the Executive's employment is terminated involuntarily by the Company without Cause, by the Company due to Disability, or voluntarily by the Executive with Good Reason, the Company shall pay or provide to the Executive (or the Executive's guardian, if applicable):

(i)    The Accrued Obligation within thirty (30) days following the Date of Termination or such earlier date as may be required by applicable law;

(ii)    The Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements;

(iii)    A pro-rated Annual Bonus for the year in which the Date of Termination occurs based on actual performance results as determined by the Compensation Committee, multiplied by a fraction, the numerator of which shall be the number of days of the Executive's actual employment in the year in which the Date of Termination occurs and the denominator of which shall be the total number of days in the year in which the Date of Termination occurs, which amount shall be paid at the time that bonuses for such year are otherwise paid to the Company's active executives;

(iv)    Severance equal to one (1) times the Executive's annual Base Salary at the rate in effect on the Date of Termination, which shall be paid in equal installments over a twelve- (12-) month period commencing on the sixtieth (60th) day following the Date of Termination in accordance with the Company's standard payroll cycle; provided, however, that if the Executive's termination is due to Disability, the total amount payable pursuant to this Section 5.l(b)(iv) shall be reduced by the total amount of all disability benefits payable to the Executive pursuant to employee benefit plans of any Company Entity during the period of such installment payments; and
(v)    During the period beginning on the Date of Termination and ending on the earlier of (A) the date that is twelve (12) months after the Date of Termination or (B) such date that the Executive obtains similar coverage from a subsequent employer, the Executive and the Executive's spouse and eligible dependents, as the case may be, shall be entitled to continue participation in all welfare benefit plans, practices, policies and programs in which the Executive and the Executive's spouse and eligible dependents participate in immediately prior to the Date of Termination at a cost to the Executive no greater than that of active senior executive employees of the Company.

(c)    Death. If the Executive's employment is terminated due to the Executive's death, the Company shall pay or provide to the Executive's estate:

(i)    The Accrued Obligation within thirty (30) days following the Date of Termination or such earlier date as may be required by applicable law;

(ii)    The Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements;

(iii)    A pro-rated Annual Bonus for the year in which the Date of Termination occurs based on actual performance results as determined by the Compensation Committee, multiplied by a fraction, the numerator of which shall be the number of days of the Executive's actual employment in the year in which the Date of Termination occurs and the denominator of which shall be the total number of days in the year in which the Date of Termination occurs, which amount (if any) shall be paid at the time that bonuses for such year are otherwise paid to the Company's active executives (any individual performance rating will be at the discretion of the CEO); and

(iv)    Severance equal to one times the Executive's annual Base Salary at the rate in effect on the Date of Termination, which shall be paid in a single lump sum on the sixtieth (60th) day following the Date of Termination.
(d)    Other Terminations. If, during the Employment Period, the Executive's employment is terminated for any reason other than those specified in Section 5.1(b) or 5.l(c), the Executive shall be entitled only to the Accrued Obligation, payable within thirty (30) days following the Date of Termination or such earlier date as may be required by applicable law, and the Benefit Obligation, payable or due at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements, and the Executive shall not be entitled to any other amounts under this Agreement.
(e)    Release of Claims. Notwithstanding any provision herein to the contrary, if the Executive has not delivered to the Company an executed release, substantially in the form attached as Exhibit A (the "Release"), which shall effectuate a full and complete release of claims against the Company and its affiliates, officers and directors and acknowledge the applicability of continuing covenants under this Agreement, on or before the fiftieth (50th) day after the Date of Termination, or if the Executive revokes such executed Release prior to the sixtieth (60th) day after the Date of Termination, the Executive (or the Executive's estate or guardian, as applicable) shall forfeit all of the payments and benefits described in Sections 5.l(b)(iii) through (v).
ARTICLE VI
RESTRICTIVE COVENANTS
Section 6.1 Exclusive Services. Except as permitted in accordance with Section 2.3(c), the Executive shall during the Employment Period, except during vacation periods, periods of illness and the like, devote substantially all of the Executive's business time and attention to the Executive's duties and responsibilities for the Parent and the Company. During the Executive's employment with any Company Entity, the Executive shall not engage in any other business activity that would materially interfere with the Executive's responsibilities or the performance of the Executive's duties under this Agreement, provided that, (i) with the consent of the CEO of the Company, the Executive may sit on the boards of directors of other entities (and earn compensation relating to such service as a director); (ii) with prior disclosure to the Parent's Chief People Officer, the Executive may engage in civic and charitable activities and (iii) the Executive may manage personal investments and affairs, in each case so long as such other activities do not materially interfere with the performance of the Executive's duties hereunder. If the Executive serves on the board of directors or advisory board or similar body of any entity at the direction of the Parent or the Company, any compensation of the Executive for such service shall be paid to a Company Entity unless otherwise determined by the Board.

Section 6.2 Non-Solicitation, Non-Interference and Non-Competition. As a means to protect the Company Entities' legitimate business interests including protection of the Confidential Information (as defined in Section 6.3(a)) of any Company Entity (the Executive hereby agreeing and acknowledging that the activities prohibited by this Article VI would necessarily involve the use of Confidential Information), during the Restricted Period (as defined below), the Executive shall not, directly, indirectly or as an agent on behalf of any person, firm, partnership, corporation or other entity:
(a)solicit for employment, consulting or any other provision of services or hire any person who is a full-time or part-time employee of (or in the preceding six (6) months was employed by) any Company Entity or an individual performing, on average, twenty or more hours per week of personal services as an independent contractor to any Company Entity. This includes, without limitation, inducing or attempting to induce, or influencing or attempting to influence, any such person to terminate his or her employment or performance of services with or for any Company Entity; or(x) solicit or encourage any person or entity who is or, within the prior six (6) months, was a customer, producer, advertiser, distributor or supplier of any Company Entity during the Employment Period to discontinue such person's or entity's business relationship with the Company Entity; or (y) discourage any prospective customer, producer, advertiser, distributor or supplier of any Company Entity from becoming a customer, producer, advertiser, distributor or supplier of the Company Entity; or

(b)hold any interest in (whether as owner, investor, shareholder, lender or otherwise) or perform any services for (whether as employee, consultant, advisor, director or otherwise), including the service of providing advice for, a Competitive Business. For the purposes of this Agreement, a "Competitive Business" shall be any entity that directly or through subsidiaries in which it has a controlling interest operates a cable, satellite, telecommunications or broadband communications system (including fixed and wireless mobile) that is in direct competition with the Parent or the Company.

(c)The "Restricted Period" shall begin on the Effective Date and shall expire on the first anniversary of the Executive's termination of employment with all Company Entities.

(d)Notwithstanding Section 6.2(c) above, the Executive may own, directly or indirectly, an aggregate of not more than five percent (5%) of the outstanding shares or other equity interest in any entity that engages in a Competitive Business, so long as such ownership therein is solely as a passive investor and does not include the performance of any services (as director, employee, consultant, advisor or otherwise) to such entity.

Section 6.3 Confidential Information.
(a)No Disclosure. The Executive shall not, at any time (whether during or after the Employment Period) (x) retain or use for the benefit, purposes or account of himself or any other person or entity, or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person or entity outside any Company Entity (other than the Parent, its shareholders, directors, officers, managers, employees, agents, counsel, investment advisers or representatives in the normal course of the performance of their duties), any non-public, proprietary or confidential information (including trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approval) concerning the past, current or future business, activities and operations of any Company Entities and/or any third party that has disclosed or provided any of same to any Company Entity on a confidential basis ("Confidential Information") without the prior authorization of the Board. Confidential Information shall not include any information that is (A) generally known to the industry or the public other than as a result of the Executive's breach of this Agreement; (B) is or was available to the Executive on a non-confidential basis prior to its disclosure to the Executive by any Company Entity, or (C) made available to the Executive by a third party who, to the best of the Executive's knowledge, is or was not bound by a confidentiality agreement with (or other confidentiality obligation to) any Company Entity or another person or entity. The Executive shall handle Confidential Information in accordance with the applicable federal securities laws.

(b)Permitted Disclosures. Notwithstanding the provisions of the immediately preceding clause (i), nothing in this Agreement shall preclude the Executive from

(x) using any Confidential Information in any manner reasonably connected to the conduct of the business of any Company Entity; or (y) disclosing the Confidential Information to the extent required by applicable law, rule or regulation (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which the Executive is subject). Nothing contained herein shall prevent the use in any formal dispute resolution proceeding (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim, charge or other dispute by or against any Company Entity or the Executive. Notwithstanding the foregoing, nothing in this Agreement prohibits or restricts the Executive from reporting possible violations of law to any governmental authority or making other disclosures that are protected under whistleblower provisions of applicable law, and the Parties acknowledge and agree that the Executive does not need the prior authorization of any Company Entity to make any such reports or disclosures and the Executive is not required to notify any Company Entity that the Executive has made such reports or disclosures. However, to the maximum extent permitted by law, the Executive agrees that if such an administrative claim is made, the Executive shall not be entitled to recover any individual monetary relief or other individual remedies from any Company Entity; provided, however, that nothing herein limits the Executive's right to receive an award for information provided to any federal, state or local government agency.

(c)Return All Materials. Upon termination of the Executive's employment for any reason, the Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by any Company Entity, (y) immediately destroy, delete, or return to the Parent (at the Parent's option) all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Executive's possession or control (including any of the foregoing stored or located in the Executive's office, home, smartphone, laptop or other computer, whether or not such computer is property of any Company Entity) that contain Confidential Information or otherwise relate to the business of any Company Entity, except that the Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Parent regarding the delivery or destruction of any other Confidential Information of which the Executive is or becomes aware; provided that nothing in this Agreement or elsewhere shall prevent the Executive from retaining and utilizing: documents relating to personal benefits, entitlements and obligations; documents relating to personal tax obligations; desk calendar, rolodex, and the like; and such other records and documents as may reasonably be approved by the Parent.

Section 6.4 Reasonableness of Covenants. The Executive acknowledges and agrees that the services to be provided by the Executive under this Agreement are of a special, unique and extraordinary nature. The Executive further acknowledges and agrees that the restrictions contained in this Article VI are necessary to prevent the use and disclosure of Confidential Information and to protect other legitimate business interests of the Company Entities. The Executive acknowledges that all of the restrictions in this Article VI are reasonable in all respects, including duration, territory and scope of activity. The Executive agrees that the restrictions contained in this Article VI shall be construed as separate agreements independent of any other provision of this Agreement or any other agreement between the Executive and any Company Entity. The Executive agrees that the existence of any claim or cause of action by the Executive against any Company Entity, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Parent or the Company of the covenants and restrictions in this Article VI. The Executive agrees that the restrictive covenants contained in this Article VI are a material part of the Executive's obligations under this Agreement for which the Parent and the Company have agreed to compensate the Executive as provided in this Agreement. The Restricted Period referenced above shall be tolled on a day-for-day basis for each day during which the Executive violates the provisions of the subparagraphs above in any respect, so that the Executive is restricted from engaging in the activities prohibited by the subparagraphs for the full period.

Section 6.5 Works Made for Hire.
(a)General. The Executive recognizes and agrees that all original works of authorship, and all inventions, discoveries, improvements and other results of creative thinking or discovery by the Executive during the Employment Period, whether the result of individual efforts or in acts in concert with others, arising in the scope of the Executive's employment, utilizing in any way any of the Confidential Information or property of any Company Entity, or otherwise relating to the business of any Company Entity, are and shall be "works made for hire" within the meaning of the United States copyright laws, to the extent applicable thereto, and in all events shall be the sole and exclusive property of a Company Entity (collectively, the "Created Works"). Without limiting the generality of the foregoing, the Created Works shall include all computer software, written materials, business processes, compilations, programs, improvements, inventions, notes, copyrightable works made, fixed, conceived, or acquired by the Executive in the scope of the Executive's employment, utilizing in any way any of the Confidential Information, or otherwise relating to the business of any Company Entity. No part of the definition of Created Works is intended to exclude the Created Works from being included among the items constituting Confidential Information.

(b)Assignment of Created Works. The Executive hereby fully assigns to the Parent or its designee all of the Executive's right, title and interest in and to the Created Works and all aspects thereof, including without limitation all rights to renewals, extensions, causes of action, reproduce, prepare derivative works, distribute, display, perform, transfer, make, use and sell. The Executive will, from time to time during the Employment Period and thereafter, and at any time upon the request of the Parent or its designee, execute and deliver any documents, agreements, certificates or other instruments affirming, giving effect to or otherwise perfecting the Parent's or its designee's rights in the Created Works and will provide such cooperation as the Parent or its designee shall reasonably request in connection with the protection, exploitation or perfection of its rights therein anywhere in the world.

(c)Power of Attorney. If the Parent or its designee is unable, after reasonable effort, to secure the Executive's signature on any application for patent, copyright, trademark or other analogous registration or other documents regarding any legal protection relating to a Created Work, whether because of the Executive's physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Parent and its duly authorized designees, officers and agents as the Executive's agent and attorney-in-fact, to act for and in the Executive's behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by the Executive.

(d)Disclosure of Created Works. The Executive will promptly and without reservation fully disclose any Created Works to the Parent or its designee both during the Employment Period and thereafter.
Section 6.6 Intangible Property. The Executive will not at any time during or after the Employment Period have or claim any right, title or interest in any trade name, trademark, or copyright belonging to or used by any Company Entity, it being the intention of the Parties that the Executive shall, and hereby does, recognize that the Company Entities now have and shall hereafter have and retain the sole and exclusive rights in any and all such trade names, trademarks and copyrights. The Executive shall cooperate fully with any Company Entity during the Employment Period and thereafter in the securing of trade name, patent, trademark or copyright protection or other similar rights in the United States and in foreign countries and shall give evidence and testimony and execute and deliver to the Company Entity all papers reasonably requested by it in connection therewith; provided, however that the Company shall reimburse the Executive for reasonable expenses related thereto.

ARTICLE VII
OTHER COVENANTS

Section 7.1 409A Limitations. To the extent that any payment to the Executive constitutes a "deferral of compensation" subject to Section 409A of the Code (a "409A Payment"), and such payment is triggered by the Executive's termination of employment for any reason other than death, then such 409A Payment shall not commence unless and until the Executive has experienced a "separation from service," as defined in Treasury Regulation 1.409A-l(h) ("Separation from Service"). Furthermore, if on the date of the Executive's Separation from Service, the Executive is a "specified employee," as such term is defined in Treas. Reg. Section l.409A-l(i), as determined from time to time by the Company, then such 409A Payment shall be made to the Executive on the earlier of (i) the date that is six (6) months after the Executive's Separation from Service; or (ii) the date of the Executive's death. The 409A Payments under this Agreement that would otherwise be made during such period shall be aggregated and paid in one (1) lump sum, without interest, on the first business day following the end of the six (6) month period or following the date of the Executive's death, whichever is earlier, and the balance of the 409A Payments, if any, shall be paid in accordance with the applicable payment schedule provided in this Agreement. The intent of the parties hereto is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder. Accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "paid within sixty (60) days") following the Executive's termination of employment, such payment shall commence following the Executive's Separation from Service and the actual date of payment within the specified period shall be within the sole discretion of the Company. With respect to reimbursements (whether such reimbursements are for business expenses or, to the extent permitted under the Company's policies, other expenses) and/or in-kind benefits, in each case, that constitute deferred compensation subject to Section 409A of the Code, each of the following shall apply: (x) no reimbursement of expenses incurred by the Executive during any taxable year shall be made after the last day of the following taxable year of the Executive; (y) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, to the Executive in any other taxable year; and (z) the right to reimbursement of such expenses or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

Section 7.2 280G Matters.
(a)Gross-Up Waiver. The Executive hereby acknowledges and agrees that he shall have no rights to any additional payments intended to make the Executive whole for any taxes relating to "parachute payments" (as defined in Section 280G of the Code), including without limitation excise taxes imposed by Section 4999 of the Code and any related federal, state or local taxes (including without limitation any interest or penalties imposed with respect to such taxes) under any plans, agreements or arrangements, including the Grant Award Agreements by and between the Executive and the Parent and/or the Company.

(b)Potential Reduction in Payments. The following shall apply with respect to all plans, agreements and arrangements applicable to the Executive and shall supersede any provisions in such plans, agreements or arrangements relating to the reduction of payments or benefits in connection with Section 280G and Section 4999 of the Code.
(i)    Notwithstanding any provision of this Agreement, if any portion of the payments or benefits under this Agreement, or under any other agreement with the Executive or plan of the Company or its affiliates (in the aggregate, "Total Payments"), would constitute an "excess parachute payment" and would, but for this Section 7.2, result in the imposition on the Executive of an excise tax under Section 4999 of the Code (the "Excise Tax"), then the Total Payments to be made to the Executive shall either be (i) delivered in full, or (ii) delivered in such reduced amount in the manner determined in accordance with Section 7.2(b)(ii) so that no portion of such Total Payments would be subject to the Excise Tax, whichever of the foregoing clauses (i) or (ii) results in the receipt by the Executive of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax). The determinations with respect to this Section 7.2(b) shall be made by an independent auditor (the "Auditor") paid by the Company. The Auditor shall be a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 2800 of the Code that is selected by the Parent or the Company for purposes of making the applicable determinations hereunder.

(ii)    If the Auditor determines that payments or benefits included in the Total Payments shall be reduced or eliminated, such reduction or elimination shall be accomplished by applying the following principles, in order: (1) the payment or benefit with the higher ratio of the parachute payment value to present economic value (determined using reasonable actuarial assumptions) shall be reduced or eliminated before a payment or benefit with a lower ratio; (2) the payment or benefit with the later possible payment date shall be reduced or eliminated before a payment or benefit with an earlier payment date; and (3) cash payments shall be reduced prior to non-cash benefits; provided that if the foregoing order of reduction or elimination would violate Section 409A of the Code, then the reduction shall be made pro rata among the payments or benefits included in the Total Payments (on the basis of the relative present value of the parachute payments).

(iii)    It is possible that after the determinations and selections made pursuant to this Section 7.2, the Executive will receive Total Payments that are, in the aggregate, either more or less than the amount provided under this Section 7.2 (hereafter referred to as an "Excess Payment" or "Underpayment," respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then the Executive shall promptly pay an amount equal to the Excess Payment to the Company (or the Parent), together with interest on such amount at the applicable federal rate (as defined in and under Section 1274(d) of the Code) from the date of the Executive's receipt of such Excess Payment until the date of such payment. In the event that it is determined by the Auditor upon request by a Party that an Underpayment has occurred, the Company shall promptly pay an amount equal to the Underpayment to the Executive, together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive had the provisions of this Section 7.2 not been applied until the date of such payment.
(iv)    The Company agrees that, in connection with making determinations under this Section 7.2, it shall instruct the Auditor to take into account the value of any reasonable compensation for services to be rendered by the Executive in connection with making determinations with respect to Section 280G and/or Section 4999 of the Code, including the non-competition provisions applicable to the Executive under Article VI of this Agreement and any other non-competition provisions that may apply to the Executive, and the Company and the Parent agree to fully cooperate in the valuation of any such services, including any non-competition provisions.

ARTICLE VIII MISCELLANEOUS
Section 8.1 Waiver or Modification. Any waiver by either Party of a breach of any provision of this Agreement shall not operate as, or to be, construed to be a waiver of any other breach of such provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Neither this Agreement nor any part of it may be waived, changed or terminated orally, and any waiver, amendment or modification must be in writing and signed by each of the Parties.

Section 8.2 Successors and Assigns. The rights and obligations of the Company under this Agreement shall be binding on and inure to the benefit of the Company, its successors and permitted assigns. The rights and obligations of the Executive under this Agreement shall be binding on and inure to the benefit of the heirs and legal representatives of the Executive. The Company may assign this Agreement to a successor in interest, including the purchaser of all or substantially all of the assets of the Company, provided that the Company shall remain liable hereunder unless the assignee purchased all or substantially all of the assets of the Company. The Executive may not assign any of the Executive's duties under this Agreement.

Section 8.3 Mitigation/Offset. The Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due to the Executive under this Agreement or otherwise on account of any claim the Company or its affiliates may have against the Executive or any remuneration or other benefit earned or received by the Executive after such termination.Section

Section 8.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument; and all signatures need not appear on any one counterpart.

Section 8.5 Governing Law; Dispute Resolution. This Agreement will be governed and construed and enforced in accordance with the laws of the State of Colorado, without regard to its conflicts of law rules, which might result in the application of laws of any other jurisdiction. Any dispute, controversy or claim, whether based on contract, tort or statute, between the Parties arising out of or relating to or in connection with this Agreement, or in any amendment, modification hereof (including, without limitation, any dispute, controversy or claim as to the validity, interpretation, enforceability or breach of this Agreement or any amendment or modification hereof) will be resolved in the state or federal courts located in the State of Colorado. The parties acknowledge that venue in such courts is proper and that those courts possess personal jurisdiction over them, to which the Parties' consent. It is agreed that service of process may be effectuated pursuant to Section 8.9 of this Agreement.

Section 8.6 Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, other than claims entitling the claimant to injunctive relief or claims or disputes arising from a violation or alleged violation by the Executive of the provisions of Article VI shall be settled exclusively by final and binding arbitration in Denver, Colorado in accordance with the Employment Arbitration Rules of the American Arbitration Association (the "AAA"), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The arbitrator shall be selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of an arbitrator within thirty (30) days following receipt by one party of the other party's notice of desire to arbitrate, the arbitrator shall be selected from a panel or panels of persons submitted by the AAA. The selection process shall be that which is set forth in the AAA Employment Arbitration Rules then prevailing. The costs of the arbitrator shall be borne by both parties equally; provided that each party will pay its own attorneys' fees. Either party may appeal the arbitration award and judgment thereon and, in actions seeking to vacate an award, the standard of review to be applied to the arbitrator's findings of fact and conclusions of law will be the same as that applied by an appellate court reviewing a decision of a trial court sitting without a jury. This agreement to arbitrate shall not preclude the parties from engaging in voluntary, non-binding settlement efforts including mediation.

Section 8.7 Entire Agreement. This Agreement (together with the Grant Award Agreements with respect to equity awards) contains the entire understanding of the Parties relating to the subject matter of this Agreement and supersedes all other prior written or oral agreements, understandings or arrangements regarding the subject matter hereof. The Parties each acknowledge that, in entering into this Agreement, such Party does not rely on any statements or representations not contained in this Agreement or in the Grant Award Agreements.
Section 8.8 Severability. Any term or provision of this Agreement which is determined to be invalid or unenforceable by any court of competent jurisdiction in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction and such invalid or unenforceable provision shall be modified by such court so that it is enforceable to the extent permitted by applicable law.

Section 8.9 Notices. Except as otherwise specifically provided in this Agreement, all notices and other communications required or permitted to be given under this Agreement shall be in writing and delivery thereof shall be deemed to have been made (i) three (3) business days following the date when such notice shall have been deposited in first class mail, postage prepaid, return receipt requested, or any comparable or superior postal or air courier service then in effect, or (ii) on the date transmitted by hand delivery to the Party entitled to receive the same, at the address indicated below or at such other address as such Party shall have specified by written notice to the other Parties given in accordance with this Section 8.9:

If to the Company:
Liberty Latin America Ltd. Attn: Chief People Officer 1550 Wewatta Street, Suite 710

Denver, CO 80202

If to the Executive:    At the address then on file with the Company.

Section 8.10 No Third-Party Beneficiaries. Except as provided in Section 5.l(c) in the event of the Executive's death or Disability, this Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.
Section 8.11 Survival. The covenants, agreements, representations and warranties contained in this Agreement shall survive the termination of the Employment Period and the Executive's termination of employment with the Company for any reason.

[Remainder of page blank; Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the Parties as of the first date written above, but effective as of the Effective Date.

LIBERTY LATIN AMERICA LTD.

By: /s/ Authorized Signatory
Name: Authorized Signatory
Title: Senior Vice President

LiLAC COMMUNICATIONS INC.

By: /s/ Authorized Signatory
Name: Authorized Signatory
Title: Senior Vice President

EXECUTIVE

___________________________

[Signature Page to Employment Agreement]